Exhibit 99.1

IFMI REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, August 6, 2013 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for the quarter ended June 30, 2013.

Adjusted operating loss was $5.1 million, or $0.30 per diluted share, for the three months ended June 30, 2013, as compared to adjusted operating loss of $5.6 million, or $0.34 per diluted share, for the three months ended March 31, 2013, and adjusted operating income of $2.8 million, or $0.17 per diluted share, for the three months ended June 30, 2012. Adjusted operating loss was $10.7 million, or $0.64 per diluted share, for the six months ended June 30, 2013, compared to adjusted operating loss of $1.3 million, or $0.08 per diluted share, for the six months ended June 30, 2012. The Company’s first and second quarters of 2013 were unfavorably impacted by mark-to-market losses on the Company’s Star Asia investment of $6.0 million and $3.6 million, respectively, primarily driven by weakening of the Japanese Yen during the first half of 2013. Adjusted operating income (loss) is not a measure recognized under generally accepted accounting principles (“GAAP”). See Note 1 on page 3.

“We continued to experience significant weakness in trading volumes and mark-to-market losses on our trading book, both of which negatively impacted IFMI’s second quarter results, and were further compounded by an unfavorable mark-to-market loss on our Star Asia investment,” said Daniel G. Cohen, Chairman and Chief Executive Officer of IFMI. “We believe that investor concern over the tapering of the Federal Reserve’s Quantitative Easing Programs contributed to subdued fixed income secondary volumes and, consequently, fewer opportunities for smaller trading operations like IFMI’s. While we are not pleased with our second quarter results, we believe our expanded leadership team, prudent cost management, and the capital investment from Mead Park and Cohen Bros. Financial will increase our ability to grow shareholder value over the long term.”

Lester Brafman, President of IFMI, added “In this difficult market for broker-dealers of our size, we feel we can add value to our clients and shareholders by focusing on our core competencies in structured products and structured credit. Within these verticals, we continue to grow sales, trading, and origination efforts while seeking niches that are underserved by the bulge bracket institutions.”

Brafman continued, “During my brief tenure as President of IFMI, I have been impressed by the many talented professionals across the various IFMI platforms. Together we will work to make IFMI an employer of choice for financial service professionals while enhancing value for all of our stakeholders.”

Comparisons to Prior Year & Prior Quarter Periods

Revenue was $13.7 million for the three months ended June 30, 2013, compared to revenue of $14.0 million for the three months ended March 31, 2013, and revenue of $25.0 million for the three months ended June 30, 2012. The decrease in revenue in the second quarter of 2013, as compared to the first quarter of 2013, was the result of net trading revenue declining by $1.4 million, asset management revenue declining by $0.6 million, and new issue and advisory revenue declining by $0.4 million, which was partially offset by principal transactions and other revenue experiencing a less significant loss by $2.2 million. The second quarter 2013 year-over-year decrease in revenue was primarily the result of reductions in net trading revenue of $8.3 million, in principal transactions and other revenue of $2.9 million, and in asset management revenue of $0.5 million, while new issue and advisory revenue increased by $0.4 million. The sequential quarter decline in net trading revenue was due primarily to decreases at the Company’s

JVB subsidiary, which were partially offset by increases in Europe, while PrinceRidge was basically flat. The decline in net trading revenue in the second quarter of 2013 from the prior-year quarter was experienced across all of the Company’s trading operations. The declines in asset management revenue in the periods presented were primarily due to the scheduled conclusion of the three-year monthly services agreement payments related to the sale of the Alesco 10-17 management contracts in 2010. In principal transactions and other income, in the second quarter of 2013, IFMI recorded losses on its investment in Star Asia of $3.6 million, compared to losses of $6.0 million in the first quarter of 2013, and a gain of $0.1 million in the second quarter of 2012.

Revenue was $27.8 million for the six months ended June 30, 2013, compared to revenue of $43.8 million for the six months ended June 30, 2012. The decrease in revenue was primarily the result of a $13.0 million decline in net trading revenue, which occurred across all of the Company’s trading operations. There was a $0.6 million decline in asset management revenue that was primarily due to the scheduled conclusion of the three-year services agreement related to the sale of the Alesco 10-17 management contracts in 2010. The losses in principal transactions and other revenue were $2.8 million greater during the first six months of 2013 as compared to the prior-year period, which was mostly due to mark-to-market losses on the Company’s Star Asia investment. These decreases were partially offset by an increase of $0.3 million in new issue and advisory revenue.

Net loss attributable to IFMI was $4.7 million, or $0.40 per diluted share, for the three months ended June 30, 2013, compared to a net loss attributable to IFMI of $4.5 million, or $0.40 per diluted share, for the three months ended March 31, 2013, and net loss attributable to IFMI of $2.1 million, or $0.19 per diluted share, for the three months ended June 30, 2012. Operating expenses, excluding compensation and benefits and depreciation and amortization, declined by $0.5 million, or 7%, in the second quarter of 2013, from the first quarter of 2013.

Net loss attributable to IFMI was $9.2 million, or $0.80 per diluted share, for the six months ended June 30, 2013, compared to a net loss attributable to IFMI of $5.9 million, or $0.56 per diluted share, for the six months ended June 30, 2012. Operating expenses, excluding compensation and benefits and depreciation and amortization, were essentially flat during the two periods.

Total Permanent Equity and Dividend Declaration

•	At June 30, 2013, total permanent equity was $62.7 million, as compared to $75.8 million as of December 31, 2012.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on September 4, 2013 to stockholders of record on August 21, 2013.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the live webcast by clicking the webcast link on the Company’s homepage at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 26268878, or request the IFMI earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 26268878.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, C&Co/PrinceRidge Holdings LP and JVB Financial Holdings, LLC in the United States, and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of June 30, 2013, IFMI managed approximately $6.2 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) approval by the Company’s stockholders of the contemplated transactions with Mead Park and Cohen Bros. Financial, and (k) consummation of the transactions with Mead Park and Cohen Bros. Financial. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and therefore will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12
Revenues

Net trading	$11,630	$13,059	$19,951	$24,689	$37,642
Asset management	4,155	4,762	4,608	8,917	9,545
New issue and advisory	572	995	189	1,567	1,266
Principal transactions and other income	(2,623)	(4,790)	289	(7,413)	(4,656)

Total revenues	13,734	14,026	25,037	27,760	43,797

Operating expenses

Compensation and benefits	12,521	13,497	17,053	26,018	33,327
Business development, occupancy, equipment	1,387	1,455	1,276	2,842	2,450
Subscriptions, clearing, and execution	2,349	2,317	2,899	4,666	5,972
Professional services and other operating	3,016	3,519	2,636	6,535	5,687
Depreciation and amortization	359	310	343	669	734

Total operating expenses	19,632	21,098	24,207	40,730	48,170

Operating income (loss)	(5,898)	(7,072)	830	(12,970)	(4,373)

Non-operating income (expense)

Interest expense, net	(1,035)	(1,029)	(1,104)	(2,064)	(2,319)
Other non-operating income (expense)	—	—	(4,357)	—	(4,354)
Income from equity method affiliates	95	1,519	1,526	1,614	2,042

Income (loss) before income taxes	(6,838)	(6,582)	(3,105)	(13,420)	(9,004)
Income tax expense (benefit)	34	12	63	46	54

Net income (loss)	(6,872)	(6,594)	(3,168)	(13,466)	(9,058)
Less: Net income (loss) attributable to the noncontrolling interest	(2,170)	(2,094)	(1,090)	(4,264)	(3,121)

Net income (loss) attributable to IFMI	$(4,702)	$(4,500)	$(2,078)	$(9,202)	$(5,937)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Six Months Ended
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12
Basic
Net income (loss) attributable to IFMI	$(4,702)	$(4,500)	$(2,078)	$(9,202)	$(5,937)
Basic shares outstanding	11,659	11,351	10,756	11,505	10,600

Net income (loss) attributable to IFMI per share	$(0.40)	$(0.40)	$(0.19)	$(0.80)	$(0.56)

Fully Diluted
Net income (loss) attributable to IFMI	$(4,702)	$(4,500)	$(2,078)	$(9,202)	$(5,937)
Net income (loss) attributable to the noncontrolling interest	(2,170)	(2,094)	(1,090)	(4,264)	(3,121)
Net loss (income) attributable to the noncontrolling interest that is not converted	12	3	109	15	238
Adjustment	8	(14)	(23)	(6)	(39)

Enterprise net income (loss)	$(6,852)	$(6,605)	$(3,082)	$(13,457)	$(8,859)

Basic shares outstanding	11,659	11,351	10,756	11,505	10,600
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,252	5,324	5,252
Additional dilutive shares	—	—	—	—	—

Fully diluted shares outstanding	16,983	16,675	16,008	16,829	15,852

Fully diluted net income (loss) per share	$(0.40)	$(0.40)	$(0.19)	$(0.80)	$(0.56)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$(5,898)	$(7,072)	$830	$(12,970)	$(4,373)
Noncontrolling interest portion of PrinceRidge operating loss (income)	14	5	196	19	390
Depreciation and amortization	359	310	343	669	734
One-time cash compensation related to former CEO of capital markets segment		—	—
One-time cash compensation related to former Chairman and former CEO of PrinceRidge		—	—
Contribution to a legal settlement		—	—
IFMI share of incentive fees included in income from equity method investments	—	—	—		—
Share-based compensation	425	1,129	1,420	1,554	1,968

Adjusted operating income (loss)	$(5,100)	$(5,628)	$2,789	$(10,728)	$(1,281)

Fully diluted shares outstanding	16,983	16,675	16,008	16,829	15,852

Adjusted operating income (loss) per share	$(0.30)	$(0.34)	$0.17	$(0.64)	$(0.08)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013 (unaudited)	December 31, 2012
Assets
Cash and cash equivalents	$9,916	$14,500
Receivables from brokers, dealers, and clearing agencies	11,189	12,253
Due from related parties	1,222	452
Other receivables	7,138	8,488
Investments – trading	176,875	176,139
Other investments, at fair value	28,686	38,323
Receivables under resale agreements	101,444	70,110
Goodwill	11,113	11,113
Other assets	9,538	9,623

Total assets	$357,121	$341,001

Liabilities
Payables to brokers, dealer, and clearing agencies	$70,440	$96,211
Accounts payable and other liabilities	9,405	13,080
Accrued compensation	3,235	8,203
Trading securities sold, not yet purchased	74,362	44,167
Securities sold under agreements to repurchase	103,443	70,273
Deferred income taxes	6,573	6,603
Debt	26,400	25,847

Total liabilities	293,858	264,384

Temporary Equity
Redeemable noncontrolling interest	518	829

Permanent Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	11
Additional paid-in capital	66,489	64,829
Accumulated other comprehensive loss	(765)	(495)
Accumulated deficit	(17,090)	(7,370)

Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	—	—
Total IFMI stockholders’ equity	48,651	56,980
Noncontrolling interest	14,094	18,808

Total permanent equity	62,745	75,788

Total liabilities and equity	$357,121	$341,001

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss). Depreciation, amortization, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com